Exhibit 99.1

SUPERCONDUCTOR TECHNOLOGIES INC. ANNOUNCES

Completion of Public Stock Offering

SANTA BARBARA, Calif., Sept. 1, 2010 -- Superconductor Technologies Inc. (NASDAQ: SCON) ("STI"), a world leader in the development and production of high temperature superconducting (HTS) materials and associated technologies, announced the completion of its previously announced underwritten public offering of common stock at $1.50 per share. The Company sold 4,000,000 shares of its common stock for gross proceeds to the Company of $6.0 million. The net proceeds of the offering after deducting underwriting discounts and commissions and estimated offering expenses are expected to be approximately $5.3 million.

MDB Capital Group LLC and Feltl and Company, Inc. acted as co-managers for the offering. STI has granted the underwriters a 45-day option to purchase up to an additional 600,000 shares of STI's common stock to cover over-allotments, if any.

About Superconductor Technologies Inc. (STI)

Superconductor Technologies Inc., headquartered in Santa Barbara, CA, has been a world leader in HTS materials since 1987, developing more than 100 patents as well as proprietary trade secrets and manufacturing expertise. For more than a decade, STI has been providing innovative interference elimination and network enhancement solutions to the commercial wireless industry. The company is currently leveraging its key enabling technologies, including RF filtering, HTS materials and cryogenics to develop energy efficient, cost-effective and high performance second generation (2G) HTS wire for existing and emerging power applications, to develop applications for advanced RF wireless solutions and innovative adaptive filtering, and for government R&D.  Superconductor Technologies Inc.'s common stock is listed on the NASDAQ Capital Market under the ticker symbol "SCON."

Contact

For further information please contact Investor Relations, invest@suptech.com, Kirsten Chapman or Cathy Mattison, of Lippert / Heilshorn & Associates, +1-415-433-3777, for Superconductor Technologies Inc.

Safe Harbor Statement

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding our business that are not historical facts are "forward-looking statements" that involve risks and uncertainties. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statements. These factors and uncertainties include, but are not limited to: our limited cash and a history of losses; the limited number of potential customers; the limited number of suppliers for some of our components; there being no significant backlog from quarter to quarter; our market being characterized by rapidly advancing technology; fluctuations in product demand from quarter to quarter; the impact of competitive filter products, technologies and pricing; manufacturing capacity constraints and difficulties; and local, regional, and national and international economic conditions and events and the impact they may have on us and our customers, such as the current worldwide recession.

Forward-looking statements can be affected by many other factors, including, those described in the "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of STI's Annual Report on Form 10-K for the year ended December 31, 2009 and in STI's other public filings. These documents are available online at STI's website, www.suptech.com, or through the SEC's website, www.sec.gov. Forward-looking statements are based on information presently available to senior management, and STI has not assumed any duty to update any forward-looking statements.